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                                                                    EXHIBIT 12.1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

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
                                                  2000  1999  1998  1997  1996
                                                  ----  ----  ----  ----  ----
Income from operations before income taxes....... $ 61  $180  $174  $ 83  $ (8)
  Add (deduct):
  Fixed charges..................................  532   516   415   364   283
  Capitalized interest...........................   (8)   (7)   (4)   (1)   (3)
  Amortization of capitalized interest...........    6     6     6     5     7
  Net (gains) losses related to certain 50% or
   less owned affiliate..........................  (24)   (6)   (1)   (1)    1
  Minority interest in consolidated affiliates...   72    82    52    31     6
                                                  ----  ----  ----  ----  ----
  Adjusted earnings.............................. $639  $771  $642  $481  $286
                                                  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and amortization of
   deferred financing costs...................... $433  $430  $335  $288  $237
  Dividends on convertible preferred securities
   of subsidiary trust...........................   32    37    37    37     3
  Dividends on preferred stock...................   20     6   --    --    --
  Portion of rents representative of the interest
   factor........................................   47    43    43    39    33
  Debt service guarantee interest expense of
   unconsolidated affiliates.....................  --    --    --    --     10
                                                  ----  ----  ----  ----  ----
  Total fixed charges and preferred stock
   dividends..................................... $532  $516  $415  $364  $283
                                                  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges and preferred
 stock dividends.................................  1.2   1.5   1.5   1.3   1.0
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